Interim Condensed Financial Statements of
(Unaudited)

ACASTI PHARMA INC.

Three-month and six-month periods ended September 30, 2019 and 2018

ACASTI PHARMA INC.

Interim Financial Statements
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

Interim Financial Statements

These interim condensed financial statements have not been reviewed by the Corporation's auditors.

ACASTI PHARMA INC.

Condensed Interim Balance sheet
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

(thousands of US dollars)	Notes	September 30, 2019 (notes 2 and 13) $	March 31, 2019 (notes 2 and 13) $
Assets			
Current assets:			
Cash and cash equivalents		19,496	16,871
Short- term investments	4	20	8,888
Receivables		960	1,189
Other assets	5	49	49
Deferred financing costs		169	134
Prepaid expenses		279	835
Total current assets		20,973	27,966
Investments	4	-	20
Other assets	5	421	417
Equipment		2,216	2,107
Intangible assets		5,473	6,386
Total assets		29,083	36,896
Liabilities and Equity			
Current liabilities:			
Trade and other payables		10,162	12,307
Unsecured convertible debentures		1,449	1,361
Total current liabilities		11,611	13,668
Derivative warrant liabilities	6,7(e)	18,231	12,183
Total liabilities		29,842	25,851
Equity:			
Common shares		128,358	110,857
Additional paid-in capital		8,862	8,150
Accumulated other comprehensive loss		(7,148)	(7,135)
Accumulated deficit		(130,831)	(100,827)
Total shareholder's equity (deficit)		(759)	$11,045
Commitments and contingencies	12	-	-
Total liabilities and shareholders' equity		$29,083	$36,896

See accompanying notes to unaudited Interim financial statements.

ACASTI PHARMA INC.

Condensed Interim Statements of Loss and Comprehensive Loss
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

		Three-month periods ended		Six-month periods ended	
		September 30, 2019 (notes 2 and 13)	September 30, 2018 (notes 2 and 13)	September 30, 2019 (notes 2 and 13)	September 30, 2018 (notes 2 and 13)
(thousands of US dollars, except per share data)	Notes	$	$	$	$
Operating Expenses					
Research and development expenses, net of government assistance	8	(3,954)	(7,020)	(10,144)	(13,939)
General and administrative expenses		(1,555)	(840)	(2,671)	(1,642)
Sales and marketing expenses		(746)	(127)	(1,446)	(127)
Loss from operating activities		(6,255)	(7,987)	(14,261)	(15,708)
Financial expenses	9	(14,903)	(9,428)	(15,743)	(7,487)
Net loss and total comprehensive loss		(21,158)	(17,415)	(30,004)	(23,195)
Basic and diluted loss per share		0.25	0.48	0.37	0.68
Weighted average number of shares outstanding		83,092,037	36,650,588	80,877,225	34,253,587

See accompanying notes to unaudited interim financial statements

ACASTI PHARMA INC.

Condensed Interim Statements of Changes in Shareholder's Equity
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

(thousands of US dollars except for share data) (Notes 2, 14)	Notes	Common Shares Number	Common Shares Dollar	Additional Paid-in Capital	Accumulated other comprehensive loss	Deficit	Total
			$	$	$	$	$
Balance, March 31, 2019		78,132,734	110,857	8,150	(7,135)	(100,827)	11,045
Net loss and total comprehensive loss for the period						(8,846)	(8,846)
Cumulative translation adjustment			-	-	51	-	51
Shares issued as settlement	7(d)	900,000	739	-	-	-	739
Warrants exercised		20,000	34	-	-	-	34
Stock based compensation		3,000	2	250	-	-	252
Balance at June 30, 2019		79,055,734	111,632	8,400	(7,084)	(109,673)	3,275
Net loss and total comprehensive loss for the period			-	-	-	(21,158)	(21,158)
Cumulative translation adjustment			-	-	(64)	-	(64)
Warrants exercised		6,113,195	16,706	(188)	-	-	16,518
Stock based compensation		19,166	20	650	-	-	670
Balance at September 30, 2019		85,188,095	128,358	8,862	(7,148)	(130,831)	(759)

(thousands of US dollars except for share data) (Notes 2, 13)	Notes	Common Shares Number	Common Shares Dollar	Additional Paid-in Capital	Accumulated other comprehensive loss	Deficit	Total
			$	$	$	$	$
Balance, March 31, 2018		25,638,215	67,806	7,152	(6,302)	(61,461)	7,195
Net loss and total comprehensive loss for the period		-	-	-	-	(5,780)	(5,780)
Cumulative translation adjustment		-	-	-	(179)	-	(179)
Public offering		10,959,500	4,790	218	-	-	5,008
Stock based compensation		-	-	195	-	-	195
Issuance of shares for payment of rest on convertible debentures		30,348	30	-	-	-	30
Balance at June 30, 2018		36,628,063	72,626	7,565	(6,481)	(67,241)	6,469
Net loss and total comprehensive loss for the period		-	-	-	-	(17,415)	(17,415)
Cumulative translation adjustment		-	-	-	(80)	-	(80)
Issuance of shares for payment of interest on convertible debentures		51,807	34	-	-	-	34
Stock based compensation		-	-	206	-	-	206
Balance at September 30, 2018		36,679,870	72,660	7,771	(6,561)	(84,656)	(10,786)

See accompanying notes to unaudited interim financial statements.

ACASTI PHARMA INC.

Condensed Interim Statements of Cash Flows
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

		Three-month periods ended		Six-month periods ended	
		September 30, 2019 (notes 2 and 13)	September 30, 2018 (notes 2 and 13)	September 30, 2019 (notes 2 and 13)	September 30, 2018 (notes 2 and 13)
(thousands of US dollars)	Notes	$	$	$	$
Cash flows used in operating activities:		(21,158)	(17,415)	(30,004)	(23,195)
Net loss for the period					
Adjustments:					
Amortization of intangible assets		482	490	963	985
Depreciation of equipment		72	83	161	163
Stock-based compensation	10	650	206	900	401
Change in fair value of warrant liabilities		14,942	9,505	15,874	6,995
Accretion of interest on convertible debenture		40	39	77	79
Unrealized foreign exchange (gain) loss		64	(47)	(45)	(2)
		(4,908)	(7,139)	(12,074)	(14,574)
Changes in non-cash working capital items	11	(1,244)	2,151	(868)	4,937
Changes in other assets		-	46	-	32
Changes in deferred financing costs		(36)	-	(36)	-
Net cash used in operating activities		(6,188)	(4,942)	(12,978)	(9,605)
Cash flows from (used in) investing activities:					
Acquisition of equipment		(17)	(252)	(36)	(403)
Interest received		-	-	-	-
Acquisition of short-term investments		(11)	-	(2,030)	-
Maturity of short-term investment		3,394	-	10,950	-
Other			-		
Net cash provided by (used in) investing activities		3,366	(252)	8,884	(403)
Cash flows used in financing activities:					
Gross proceeds from public offering	7 (a)	-	-	-	8,972
Payment of public offering transaction costs		-	-	-	(859)
Proceeds from exercise of warrants	7 (d)	6,619	-	6,619	-
Proceeds from exercise of stock options		13	-	13	-
Interest paid		-	-	-	-
Translation effect adjustment		-	-	-	-
Net cash provided by (used in) financing activities		6,632	-	6,632	8,113
Effect of exchange rate fluctuations on cash and cash equivalents		(101)	121	224	88
Translations effects on cash and cash equivalents related to reporting currency		(190)	(94)	(137)	28
Net (decrease) increase in cash and cash equivalents		3,519	(5,167)	2,625	(1,779)
Cash and cash equivalents, beginning of period		15,977	9,811	16,871	6,423
Cash and cash equivalents, end of period		19,496	4,644	19,496	4,644
Cash and cash equivalents are comprised of:					
Cash		2,615	868	2,615	868
Cash equivalents		16,881	3,776	16,881	3,776

See accompanying notes to unaudited interim financial statements.

ACASTI PHARMA INC.

Condensed Interim Statements of Cash Flows
(Unaudited)

Three-month and six-month periods ended September 30, 2019 and 2018

1. **Nature of Operation:**

Acasti Pharma Inc. ("Acasti" or the "Corporation") is incorporated under the Business Corporations Act (Québec) (formerly Part 1A of the Companies Act (Québec)). The Corporation is domiciled in Canada and its registered office is located at 545, Promenade du Centropolis, Laval, Québec, H7T 0A3.

The Corporation is subject to a number of risks associated with its ongoing priorities, including the conduct of its clinical program and its results, the establishment of strategic alliances and the development of new pharmaceutical products and their marketing. The Corporation's current product in development, CaPre, requires approval from the U.S Food and Drug Administration and equivalent regulatory organizations in other countries before its sale can be authorized. Certain risks have been reduced for the longer term with the outcome of the Corporation's actions, including the scale up of manufacturing of CaPre to 20 tons to support commercial launch, expansion of market development activities, and its intellectual property strategy execution with filed patent applications in more than 20 jurisdictions, with more than 20 issued patents and with numerous additional patent applications pending.

The Corporation has incurred significant operating losses and negative cash flows from operations since inception. To date, the Corporation has financed its operations through the public offering and private placement of Common Shares, units consisting of Common Shares and warrants, and convertible debt, the proceeds from research grants and research tax credits, and the exercises of warrants, rights and options. To achieve the objectives of its business plan, Acasti plans to raise the necessary funds through additional securities offerings and the establishment of strategic alliances as well as additional research grants and research tax credits. The ability of the Corporation to complete the needed financing and ultimately achieve profitable operations is dependent on a number of factors outside of the Corporation's control.

2. **Summary of significant accounting policies:**

Adoption of U.S. GAAP:

The interim financial statements of the Corporation have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). Current period and comparative figures, which were previously presented in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board, have been adjusted as required to be compliant with the Corporation's accounting policies under US GAAP and are described in note 13.

Basis of presentation:

These interim condensed financial statements of Acasti Pharma Inc. have been prepared in accordance with U.S GAAP. All intercompany transactions and balances are eliminated on consolidation.

Going concern uncertainty:

The following summarized the principal conditions or events relevant to the Corporation's going concern assessment, which primarily considers the period of one year from the issuance date of these financial statements, follow. The Corporation has incurred operating losses and negative cash flows from operations since its inception. The Corporation's current assets of $20.9 million as at September 30, 2019 include cash and cash equivalents totaling $19.5 million, and marketable securities of $ 20,000 mainly generated by the net proceeds from the recent Public Offerings. The Corporation's current liabilities total $10.2 million at September 30, 2019 and are comprised primarily of amounts due to or accrued for creditors. Management projects that additional funds will be needed in the future, for activities necessary to prepare for commercial launch, the Corporation's manufacturing operations for CaPre, the completion of the potential regulatory (new drug application) submission package (assuming positive Phase 3 clinical results for CaPre), and the expansion of business development and US commercial launch activities. The Corporation's plans include working towards development of strategic partner relationships, as well as actively seeking additional funds in the future, but there can be no assurance as to when or whether Acasti will complete any strategic collaborations or succeed in identifying funding sources. Consequently, the Corporation may need to raise additional equity capital in the future to fund these activities. In particular, raising additional capital is subject to market conditions and is not within the Corporation's control. The Corporation has no arranged sources of financing currently other than its "At-the-Market" sales agreement which provides for only conditional selling the Corporation's common shares.

As a result, there is a substantial doubt about the Corporation's ability to continue as a going concern.

2. **Summary of significant accounting policies (continued):**

Going concern uncertainty (continued):

The condensed interim financial statements have been prepared on a going concern basis, which assumes the Corporation will continue its operations in the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business. These consolidated financial statements do not include any adjustments to the carrying values and classification of assets and liabilities and reported expenses that may be necessary if the going concern basis was not appropriate for these consolidated financial statements. If the Corporation was unable to continue as a going concern, material impairment of the carrying values of the Corporation's assets, including the intangible asset, could be required.

Significant accounting policies, estimates and judgments:

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates are based on management's best knowledge of current events and actions that management may undertake in the future. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Estimates and assumptions include the measurement of derivative warrant liabilities (note 6) and stock-based compensation (note 10). Estimates and assumptions are also involved in determining which research and development expenses qualify for research and development tax credits and in what amounts. The Corporation recognizes the tax credits once it has reasonable assurance that they will be realized. Recorded tax credits are subject to review and approval by tax authorities and, therefore, could be different from the amounts recorded.

Functional and reporting currency:

Effective March 31, 2020, the consolidated financial statements reporting currency has changed from Canadian dollars to U.S dollars. This change in reporting currency has been applied retrospectively such that all amounts are expressed in the consolidated financial statements of the Corporation and the accompanying notes thereto are expressed in thousands of U.S dollars, except for per share data. References to "$" are U.S dollars and references to "CAD $" are to Canadian dollars. For comparative purposes, historical consolidated financial statements were recast in U.S. dollars by translating assets and liabilities at the closing exchange rate in effect at the end of the respective period, expenses and cash flows at the average exchange rate in effect for the respective period and equity transactions at historical exchange rates. Translation gains and losses from the application of the U.S. dollar as the reporting currency while the Canadian dollar is the functional currency are included as part of the cumulative foreign currency translation adjustment, which is reported as a component of shareholders' equity under accumulated other comprehensive loss.

The Corporation's functional currency is the Canadian dollar. The effects of exchange rate fluctuations on translating foreign currency monetary assets and liabilities into Canadian dollars are included in the statement of loss and comprehensive loss as foreign exchange gain/loss. Expense transactions are translated into the U.S. dollar reporting currency at the average exchange rate during the period, and assets and liabilities are translated at end of period exchange rates, except for equity transactions, which are translated at historical exchange rates.

Cash and Cash Equivalents:

Cash and cash equivalents comprise cash balances and highly liquid investments purchased with original maturities of three months or less. Cash and cash equivalents consist of term deposits, commercial papers, promissory notes and bankers' acceptances held at the bank and recorded at cost, which approximates fair value.

Investments:

The Corporations investments consists of guaranteed investment certificates, term deposits and treasury bills and are classified as held-to-maturity securities. These held-to- maturity investments are recorded at amortized cost. Investments with original maturities exceeding three months and less than one year are categorized as short-term. If at such time, the Corporation deems that these costs are no longer recoverable, they will be expensed as a component of finance expenses.

2. **Summary of significant accounting policies (continued):**

Receivables:

Receivables are classified at amortized cost and recorded at the outstanding amount net of any provisions for uncollectible amount.

Deferred Financing Costs:

Deferred financing costs consists of fees charged by underwriters, attorneys, accountants, and other fees directly attributable to future issuances of shares. Provided these costs are determined to be recoverable, these costs are deferred and charged subsequently against the gross proceeds of the related equity transaction when it occurs.

Equipment:

(i) Recognition and measurement:

Equipment is measured at cost less accumulated depreciation and accumulated impairment losses, if any.

Cost includes expenditures that are directly attributable to the acquisition of the asset, including all costs incurred in bringing the asset to its present location and condition.

Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

Gains and losses on disposal of equipment are determined by comparing the proceeds from disposal with the carrying amount of equipment and are recognized net within operating expenses in profit or loss.

(ii) Subsequent costs:

The costs of the day-to-day servicing of equipment are recognized in profit or loss as incurred.

(iii) Depreciation:

Depreciation is recognized in profit or loss on either a straight-line basis or a declining basis over the estimated useful lives of each part of an item of equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Items of equipment are depreciated from the date that they are available for use or, in respect of assets not yet in service, from the date they are ready for their intended use.

The estimated useful lives and rates for the current and comparative periods are as follows:

Assets	Method	Period/Rate
Furniture and office equipment	Declining balance	20% to 30%
Computer equipment	Declining balance	30%
Laboratory equipment	Declining balance	30%
Production equipment	Declining balance	10 to 30%

Depreciation methods, useful lives and residual values are reviewed periodically and adjusted prospectively if appropriate.

Intangible assets:

Intellectual property and licenses that are acquired by the Corporation from a third party are capitalized and subsequently measured at cost less accumulated amortization and accumulated impairment losses, if they have finite useful lives, they are for approved products or if there are alternative future uses.

2. **Summary of significant accounting policies (continued):**

Amortization group:

Amortization is calculated over the cost of the intangible asset less its residual value. Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets from the date that they are available for use, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. The estimated useful lives for the current and comparative periods are as follows:

Assets	Period
Patents	20 years
License	8 to 14 years

Subsequent expenditure:

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures, including expenditure on internally generated goodwill and brands, are recognized in profit or loss as incurred.

Research and Development Costs:

Research and developments expenditures are expensed as incurred. These costs primarily consist of employees' salaries and benefits related to research and development activities, consultants that conduct the Corporation's clinical trials, independent auditors and consultants to perform investigation activities on behalf of the Corporation, clinical trial materials, stock-based compensation expense, and other non-clinical costs and regulatory approvals. Advance payments for goods and services that will be used in future research and development are recognized in prepaids or other assets ad are expensed when the services are performed, or the goods are used.

Impairment of Long-Lived Assets:

The Corporation reviews the recoverability of its long-lived assets whenever events or changes in circumstances indicate that it is carrying amount may not be recoverable. The carrying amount is first compared with the undiscounted cash flows. If the carrying amount is higher than the sum of undiscounted cash flows, then the Corporation determines the fair value of the underlying asset group. Any impairment loss to be recognized is measured as the difference by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. No such impairment has occurred in the periods ended September 30, 2019 and 2018.

Stock based compensation:

The Corporation has in place a stock option plan for directors, officers, employees and consultants of the Corporation, with grants under the stock option plan approved by the Corporation's Board of Directors. The plan provides for the granting of options to purchase Common Shares and the exercise price of each option equals the closing trading price of the common shares on the day prior to the grant. The terms and conditions for acquiring and exercising options are set by the Corporation's Board of Directors, in accordance with and subject to the terms and conditions of the stock option plan.
The Corporation measures the cost of such awards based on the fair value of the award at grant date, net of estimated forfeiture, and recognizes stock based compensation expense in the Consolidated Statement of Loss and Comprehensive Loss on a graded vesting basis over the requisite service period. The requisite service period equals the vesting periods of the awards. The fair value of options is estimated for each tranche of an award that vests on a graded basis. The fair value of options is estimated for each tranche of an award that vests on a graded basis. The fair value of options is estimated using the Black-Scholes option pricing model, which uses various inputs including estimated fair value of the Common Shares at the grant date, expected term, estimated volatility, risk-free interest rate and expected dividend yields of the Common Shares. The Corporation applies an estimated forfeiture rate derived from historical employee termination behaviour. If the actual forfeitures differ from those estimated by management, adjustment to compensation expense may be required in future periods.

Non-employee stock-based compensation transactions in which the Corporation receives goods or services as consideration for its own equity instruments are accounted for as stock-based compensation transactions. In June 2018, FASB issued Accounting Standards Update

2. **Summary of significant accounting policies (continued):**

Stock based compensation (continued):

No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. The amendment establishes that nonemployee share-based payment awards within the scope of Topic 718 be measured at grant-date fair value of the equity instruments issued and makes other amendments to align non-employee accounting more with employee accounting. The amendments are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted, and the Corporation elected to early adopt this policy on April 1, 2018. Therefore, the Corporation establishes the fair value at the grant date for non-employee awards and measures the fair value based on the fair value of equity instruments issued. The fair value of a non employee award is estimated using the Black-Scholes option pricing model, which uses various inputs including estimated fair value of the Common Shares at the grant date, contractual term, estimated volatility, risk-free interest rate and expected dividend yields of the Common Shares. Non-employee awards remain within the scope of Topic 718 unless they are modified after service has been rendered. There was no effect of adopting the amendments on opening retained earnings at April 1, 2018; refer to note 13(e) for additional information.

Contingencies:

The Corporation records accruals for contingencies expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Government grants:

Government grants are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Corporation has met the requirements of the approved grant program and there is reasonable assurance that the grant will be received.

Grants that compensate the Corporation for expenses incurred are recognized in profit or loss in reduction thereof on a systematic basis in the same years in which the expenses are recognized. Grants that compensate the Corporation for the cost of an asset are recognized in profit or loss on a systematic basis over the useful life of the asset.

Leases:

Adoption of Topic 842 (Leases)

On April 1, 2019, the Corporation adopted Topic 842. There was no material impact on the consolidated financial statement from adopting the new standard given the Corporation only had short term leases at the time of adoption and the Corporation elected to apply the short-term lease exemption.

Subsequent to April1, 2019, at the inception of an arrangement, the Corporation determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement and in accordance with the guidance of ASC Topic 842 "Leases".

Operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Corporation utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Corporation could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. The Corporation does not have financing leases.

The Corporation has elected not to recognize leases with an original term of one year or less on the balance sheet. The Corporation typically only includes an initial lease term in its assessment of a lease arrangement. Options to renew a lease are not included in the Corporation's assessment unless there is reasonable certainty that the Corporation will renew. The Corporation only has short term leases and expenses related to leases are recognized in general and administrative expenses. As at September 30, 2019, short-term leases, the expenses and commitments related thereto are deemed not material to the Corporation.

2. **Summary of significant accounting policies (continued):**

Income tax:

Income tax expense comprises current and deferred taxes. Current and deferred taxes are recognized in profit or loss except to the extent that they relate to items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts (tax base) of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets and liabilities are measured at the tax rate expected to apply when the underlying asset or liability is realised (settled) based on the rates that are enacted at the reporting date. Deferred tax assets and liabilities are offset if the Corporation has the right to set off the amount owed by with the amount owed by the other party, the Corporation intends to set off and the offset right is enforceable at law. A deferred tax asset is recognized for unused tax losses and tax credits, reduced by a valuation allowance to the extent that it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Earnings per share:

The Corporation presents basic and diluted earnings per share (EPS) data for its Common Shares. Basic EPS is calculated by dividing the profit or loss attributable to the holders of Common Shares by the weighted average number of Common Shares outstanding during the year. Diluted EPS is determined by adjusting the profit or loss attributable to the holders of Common Shares and the weighted average number of Common Shares outstanding adjusted for the effects of all dilutive potential Common Shares, which comprise warrants and share options granted to employees.

Segment reporting:

An operating segment is a component of the Corporation that engages in business activities from which it may earn revenues and incur expenses. The Corporation has one reportable operating segment: the development and commercialization of pharmaceutical applications of its licensed rights for cardiovascular diseases. The majority of the Corporation's assets are located, in Canada, while one major production unit, with a carrying value of $1,772 (March 31, 2019 - $1,873), is located, in France at a third-party contract manufacturing facility.

Convertible Debentures:

The unsecured convertible debentures can be converted to Common Shares at the option of the holder, and the number of shares to be issued is fixed. The embedded conversion option in the convertible debentures meets the criteria to not be separately accounted for as a derivative. The convertible debentures have been separated into liability and equity components. The liability component is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognized initially as the difference between the fair value of the financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of is measured at amortized cost using the effective interest method. The equity component of the convertible debt is not remeasured subsequent to initial recognition.

Derivative financial instruments:

The Corporation has issued warrants of which some are accounted for as liability-classified derivatives over its own equity. Derivatives are recognized initially at fair value; attributable transaction costs are recognized in profit and loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and all changes in their fair value are recognized immediately in profit or loss as a component of financial expenses.

Other equity instruments:

Warrants that do not meet the definition of a liability instrument are recognized in equity as additional paid capital.

2. **Summary of significant accounting policies (continued):**

Fair Value Measurements:

Certain of the Corporation's accounting policies and disclosures require the determination of fair value, for both financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods.

Financial assets and liabilities:

In establishing fair value, the Corporation uses a fair value hierarchy based on levels as defined below:

- Level 1: defined as observable inputs such as quoted prices in active markets.
- Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.
- Level 3: defined as inputs that are based on little or no observable market data, therefore requiring entities to develop their own assumptions.

The Corporation has determined that the carrying values of its short-term financial assets and liabilities (cash and cash equivalents, and trade and other payables) approximate their fair value given the short-term nature of these instruments. The fair value of the liability component of the convertible debenture is determined by discounting future cash flows using a rate that the Corporation could obtain for loans with similar terms, conditions and maturity dates. The fair value of this liability at September 2019 approximates the carrying amount and was measured using level 3 inputs. The Corporation measured its derivative warrant liabilities at fair value on a recurring basis using level 3 inputs.

3. **Recent Accounting Pronouncements**

In June 2016, the FASB issued ASU 2016-13-Financial Instruments-Credit Losses (Topic 326), which amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost, the new guidance eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. ASU 2016-13 will affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2016-13 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019. Management continues to evaluate the impact of this ASU on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15-Intangibles-Goodwill and Other-Internal-Use Software: Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs in such cloud computing arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 and early adoption is permitted. Entities can choose to adopt the new guidance prospectively or retrospectively. Management continues to evaluate the impact of this ASU on the consolidated financial statements.

4. Investments:

The Corporation had various marketable securities with maturities greater than 3 months at the time of purchase as follows:

	September 30, 2019 $	March 31, 2019 $
Term deposit issued in US currency [US $2,000], earning interest at 2.50% and maturing on April 8, 2019	-	2,020
Term deposit issued in US currency [US $20], earning interest at 2.43% and maturing on March 12, 2020	20	
Treasury bills issued in CAD currency earning interest at rates ranging from 1.83% to 1.90% and maturing on various dates from April 2, 2019 to July 25, 2019	-	6,888
Total Investments	20	8,908
Short term Investments	20	8,888
Investments	-	20

5. Other Assets:

As at September 30, 2019, the Corporation owned a reserve of krill oil for a total of $470 of which, $49 are expected to be used during the next twelve months in the R&D production processes and for NKPL66 manufacturing, and therefore it is presented as current other asset in the Statement of Financial Position.

6. Derivative warrant liabilities:

The warrants issued as part of the public offering of units composed of Common Shares and Common Share purchase warrants on May 9, 2018 and May 14, 2018 (see note 13) are derivative warrant liabilities given the warrant indenture contains certain contingent provisions that allow for cash settlement.

Warrants issued as part of a public offering of units composed of Common Shares and Common Share purchase warrants on December 27, 2017 are derivative warrant liabilities given the currency of the exercise price is different from the Corporation's functional currency.

The derivative warrant liabilities are measured at fair value at each reporting period and the reconciliation of changes in fair value is presented in the following tables:

	Warrant liabilities issued May 2018		Warrant liabilities issued December 27, 2017		Warrant liabilities issued December 3, 2013[1]	
	September 30, 2019 $	September 30, 2018 $	September 30, 2019 $	September 30, 2018 $	September 30, 2019 $	September 30, 2018 $
Balance – beginning of period	6,177	-	6,005	4,987	-	16
Issued during period	-	3,323	-	-	-	-
Exercised	(5,890)	-	(3,990)	-	-	-
Change in fair value	8,273	4,777	7,601	2,217	-	(16)
Foreign exchange-translation effect	38	32	17	44	-	-
Balance – end of period	8,598	8,132	9,633	7,248	-	-
Fair value per share issuable	USD $ 1.29	USD $0.23	USD$ 1.29	USD $ 0.31	-	-

6. Derivative warrant liabilities (continued):

The fair value of the derivative warrant liabilities was estimated using the Black-Scholes option pricing model and based on the following assumptions:

	Warrant liabilities issued May 2018		Warrant liabilities issued December 27, 2017	
	September 30, 2019	March 31, 2019	September 30, 2019	March 31, 2019
Exercise price	CAD $ 1.31	CAD $ 1.31	USD $1.26	USD $1.26
Share price	CAD $2.47	CAD $1.35	USD $1.89	USD $1.02
Risk-free interest	1.35%	1.52%	1.55%	2.23%
Estimated life	3.61 years	4.11 years	3.24 years	3.75 years
Expected volatility	94.10%	94.58	108.28	107.57%

7. Capital and other components of equity:

(a) Public Offerings – October 2018:

On October 9, 2018, the Corporation closed a U.S. public offering of 16,600,000 Common Shares at a price of $1.00 per share. In addition, the underwriters fully exercised their over-allotment option to purchase 2,490,000 additional Common Shares at the same public offering price. This offering generated gross proceeds of $19.1 million (CAD $24.7 million), which resulted in net proceeds to the Corporation of $17.4 million (CAD $22.6 million) and a total of 19,090,000 Common Shares issued.

On October 23, 2018, the Corporation closed a Canadian public offering of 18,750,000 Common Shares at a price of CAD $1.28 per share. In addition, the underwriters fully exercised their over-allotment option to purchase 2,812,500 additional Common Shares at the same public offering price. This offering generated gross proceeds of $21.1 million (CAD $27.6 million), which resulted in net proceeds to the Corporation of approximately $19.4 million (CAD $25.4 million) and a total of 21,562,500 Common Shares issued.

(b) Public Offering – May 2018:

On May 9, 2018, the Corporation closed a Canadian public offering issuing 9,530,000 units at a price of CAD $1.05 per unit for gross proceeds of $7.8 million (CAD$10 million). The units issued consist of 9,530,000 Common Shares and 9,530,000 warrants. Each warrant entitles the holder thereof to acquire one Common Share at an exercise price of CAD $1.31 at any time until May 9, 2023.

On May 14, 2018, the underwriters exercised their over-allotment option by purchasing an additional 1,429,500 units at a price of CAD $1.05 per unit, for additional gross proceeds of $1.1 million (CAD $1.5 million). The units issued consist of 1,429,500 Common Shares and 1,429,500 warrants. Each Warrant entitles the holder thereof to acquire one Common Share of the Corporation at an exercise price of CAD $1.31 at any time until May 9, 2023.

At the time of issuance, the warrant component of these units are derivative warrant liabilities for accounting purposes due to certain contingent provisions that allow for cash settlement in the warrant agreement (see note 13). The proceeds of the offering are required to be split between the derivative warrant liabilities and the equity-classified Common shares at the time of issuance of the units. The fair value of the derivative warrant liabilities at the time of issuance was determined to be $3.3 million (CAD $4.3 million) and the residual of the proceeds of $4.8 million (CAD $6.2 million) were allocated to the Common Shares. Issuance costs related to this transaction totaled approximately $1.4 million (CAD $1.8 million) and have been allocated between the derivative warrant liabilities and Common shares based on relative value. Resulting from this allocation, $0.5 million (CAD $0.7 million) has been allocated to the derivative warrant liabilities and is recognized in finance expenses in the Statements of Earnings and Comprehensive Loss, whereas the remaining portion of $0.86 million (CAD $1.1 million) in issuance costs was allocated to the Common Shares and recognized as a reduction to Common Shares, in the Balance Sheet.

7. Capital and other components of equity (continued):

The fair value of the public offering warrants at issuance was estimated using to the Black-Scholes option pricing model and was based on the following weighted average assumptions:

	May 2018 CAD
Exercise price	$1.31
Share price	$0.82
Risk-free interest	2.21%
Estimated life	5 years
Expected volatility	87,40%

The weighted average fair value of the public offering warrants issued in May 2018 was determined to be $ 0.3 million (CAD $0.39 million) per warrant. Changes in the subsequent measurement of fair value of the warrants are recognized in financial (expenses).

As part of the transaction, the Corporation also issued broker warrants to purchase up to 547,975 Common Shares. Each broker warrant entitles the holder thereof to acquire one Common Share at an exercise price of CAD $1.05, at any time until May 9, 2023. The broker warrants are considered to be equity-classified non-employee stock-based awards and are thus accounted for at fair value at grant date and not subsequently revalued. To determine the fair value of these broker warrants, a Black-Scholes options pricing model was used based on the following assumptions:

	May 2018 CAD
Exercise price	$1.05
Share price	$0.81
Risk-free interest	2.20%
Estimated life	5 years
Expected volatility	87.40%

The total value associated with the Broker Warrants amounted to $220 (CAD $283) and was recorded in additional paid in capital.

(c) Issuance of shares:

During the six-month periods ended September 30, 2019, and 2018, the Corporation issued nil and 82,155 shares respectively, to settle the payment of accrued interest on the unsecured convertible debentures, with the corresponding amount recorded to share capital.

(d) Shares issued as settlement:

On May 10, 2019, the Corporation announced the settlement regarding legal claims made by its former chief executive ("CEO") officer with respect to the termination of his employment. Pursuant to the settlement agreement, the Corporation agreed to issue 900,000 common shares at $0.82 (CAD $1.10) per share to the former CEO. In addition, the Corporation agreed to reimburse the former CEO for legal fees of $48 (CAD $64.) Furthermore, pursuant to the settlement agreement, the Corporation received a full and final release from the former CEO on all procedures in connection with the termination of his employment. This settlement was accrued as a short-term liability as at March 31, 2019 and the expense of $786 (CAD $1,054) was included as part of General and administrative expenses. During May 2019, the shares were issued and the liability of $738 (CAD $990) reclassified as Equity.

7. Capital and other components of equity (continued):

(e) Warrants:

The warrants of the Corporation are composed of the following:

	September 30, 2019		March 31, 2019	
	Number outstanding	Amount	Number outstanding	Amount
		$		$
Liability				
May 2018 public offering warrants 2018 (i)	6,668,750	8,598	10,188,100	6,178
Series December 2017 U.S. public offering warrants 2017 (ii)	7,476,770	9,633	9,801,861	6,005
	14,145,520	18,231	19,989,961	12,183
Equity				
Public offering warrants				
Public offering Broker warrants May 2018(iii)	422,975	169	547,975	219
Series December 2017 US Broker warrants (iv)	259,121	161	495,050	308
Public offering warrants February 2017 (v)	1,818,034	687	1,904,034	719
Private Placement – contingent warrants				
2017 Unsecured convertible debenture conversion option and contingent warrants (vi)	1,052,630	-	1,052,630	235
	3,552,760	1,017	3,999,689	1,481

(i) Warrant to acquire one Common Share at an exercise price of CAD $1.31, expiring on May 9, 2023.
(ii) Warrant to acquire one Common Share at an exercise price of $1.26, expiring on December 27, 2022.
(iii) Warrant to acquire one Common Share o at an exercise price of CAD $1.05, expiring on May 9, 2023.
(iv) Warrant to acquire one Common Share at an exercise price of $1.2625, expiring on December 19, 2022.
(v) Warrant to acquire one Common Share at an exercise price of CAD $2.15, expiring on February 21, 2022.
(vi) Warrant to acquire one Common Share at an exercise price of CAD $1.90, expiring on February 21, 2020, net of deferred tax expense of CAD $129. Exercisable only for any portion of or all debentures paid by the Corporation prior to maturity.

7. Capital and other components of equity (continued):

(f) Warrants exercised:

During the three-month and six-month periods ending September 30, 2019, the following warrants were exercised with the resulting cash proceeds. No warrants were exercised during the three-month and six-month periods ending September 30, 2018.

	Three-month periods ended September 30, 2019		Six-month periods ended September 30, 2019	
	Number exercised	Proceeds $	Number exercised	Proceeds $
May 2018 over-allotment Warrants 2018	3,499,350	3,472,408	3,519,350	3,492,366
Series December 2017 US Public offering Warrants 2017	2,272,803	2,866,504	2,272,803	2,866,504
Public offering warrants February 2017	86,000	140,023	86,000	140,023
Public offering Broker warrants May 2018	125,000	99,334	125,000	99,334
	5,983,153	6,578,269	6,003,153	6,598,227

During six-month period ended September 30, 2019, 235,929 broker warrants and 52,288 derivative warrants offered as part of the December 2017 U.S. public offering were exercised on a cashless basis to acquire 136,013 Common Shares.

8. Government assistance:

Government assistance is comprised of a government grant from the Canadian federal government and research and development investment tax credits receivable from the Quebec provincial government which relate to qualifiable research and development expenditures under the applicable tax laws. The amounts recorded as receivables are subject to a government tax audit and the final amounts received may differ from those recorded. For the six-month periods ended September 30, 2019 and September 30, 2018, the Corporation recorded $75 and $138, respectively, as a reduction of research and development expenses in the Statement of Loss and Comprehensive Loss.

9. Financial expenses

	Three-month periods ended		Six-month periods ended	
	September 30, 2019 $	September 30, 2018 $	September 30, 2019 $	September 30, 2018 $
Foreign exchange gain (loss)	(16)	118	40	98
Interest payable on convertible debenture	(30)	(31)	(60)	(62)
Accretion of interest on convertible debenture	(40)	(39)	(77)	(79)
Transaction costs related to derivative warrant liabilities	-	-	-	(507)
Change in fair value of warrant liabilities	(14,942)	(9,505)	(15,874)	(6,995)
Interest income	125	29	228	58
Financial expenses	(14,903)	(9,428)	(15,743)	(7,487)

10. Stock based compensation:

At September 30, 2019, the Corporation has the following stock-based compensation:

(a) Corporation stock option plan:

The Corporation has in place a stock option plan for directors, officers, employees, and consultants of the Corporation. An amendment of the stock option plan was approved by shareholders on August 27, 2019. The amendment provides for an increase to the existing limits for Common Shares reserved for issuance under the stock option plan. The stock option plan continues to provide for the granting of options to purchase Common Shares. The exercise price of the stock options granted under this amended plan is not lower than the closing price of the Common Shares on the TSXV at the close of markets the day preceding the grant. The maximum number of Common Shares that may be issued upon exercise of options granted under the amended stock option plan was increased from 5,494,209 representing 15% of the issued and outstanding Common Shares as of June 27, 2018, to 11,719,910 representing 15% of the issued and outstanding Common Shares as of April 9, 2019. The terms and conditions for acquiring and exercising options are set by the Corporation's Board of Directors in accordance with and subject to the terms and conditions of the stock option plan.

The total number of shares issued to any one consultant within any twelve-month period cannot exceed 2% of the Corporation's total issued and outstanding Common Shares (on a non-diluted basis). The Corporation is not authorized to grant within any twelve-month period such number of options under the stock option plan that could result in a number of Common Shares issuable pursuant to options granted to (a) related persons exceeding 2% of the Corporation's issued and outstanding Common Shares (on a non-diluted basis) on the date an option is granted, or (b) any one eligible person in a twelve-month period exceeding 2% of the Corporation's issued and outstanding Common Shares (on a non-diluted basis) on the date an option is granted.

The following tables summarize information about activities within the stock option plan:

	September 30, 2019		September 30, 2018	
	Weighted average exercise price CAD $	Number of options	Weighted average exercise price CAD $	Number of options
Outstanding at beginning of period	1.25	4,046,677	1.81	2,284,388
Granted	1.29	2,154,517	0.77	2,123,253
Exercised	0.77	(22,166)	2.05	(207,900)
Forfeited	0.77	(1000)	-	-
Expired	-	-	-	-
Outstanding at end of period	1.27	6,178,028	1.27	4,199,741
Exercisable at end of period	1.46	2,567,349	1.84	1,061,670

The fair value of options granted has been estimated according to the Black-Scholes option pricing model and based on the weighted average of the following assumptions for options granted during the six-month periods ended:

	September 30, 2019 CAD	September 30, 2018 CAD
Exercise price	$1.29	$0.77
Share price	$1.96	$0.72
Dividend	-	-
Risk-free interest	1.61%	2.10%
Estimated life	5.78 years	5.78%
Expected volatility	89.61%	85.26%

10. Stock based compensation (continued):

At the grant date (which for some options occurs after issuance date upon shareholder approval of the options), the weighted average fair value of the options granted to employees and directors during the six-month period ended September 30, 2019 was CAD $1.55. No options were granted to consultants.

Stock-based compensation recognized under the stock option plan for the six month period ended September 30, 2019 was $896,625 (CAD $1,188,935), (for the six-month period ended September 30, 2018, amounted to $72,056 (CAD $93,488) included in research and development expenses and $396,204 (CAD $514,087) included in general and administrative expenses).

(b) Stock-based compensation payment transactions and broker warrants:

The fair value of stock-based compensation transactions is measured using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility for a duration equal to the life weighted average life of the instruments and based on the average of the vesting and contractual periods for employee awards as no / minimal prior exercises of options in which to establish historical exercise experience; contractual life for broker warrants), and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions, if any, are not taken into account in determining fair value. The expected life of the stock options is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome.

11. Supplemental cash flow disclosure:

(a) Changes in non-cash operating items:

	Three-month periods ended		Six-month periods ended	
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	$	$	$	$
Receivables	427	(437)	227	(317)
Prepaid expenses	185	61	556	167
Unpaid fixed assets	(17)	77	-	94
Trade and other payables	(1,839)	2,450	(1,651)	4,993
	(1,244)	2,151	(868)	4,937

(b) Non-cash transactions:

	Three-month periods ended		Six-month periods ended	
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	$	$	$	$
Equity settled share-based payment included in equity	-	31	-	62
Equipment included in trade and other payables	219	77	219	77
Shares issued as settlement	-	-	680	-
Fair value of derivative warrants liability reclassified to Equity	9,890	-	9,904	-
Interest payable included in trade and other payables	30	31	30	31

12. **Commitments and contingencies:**

(a) Research and development contracts and contract research organizations agreements:

The Corporation utilizes contract manufacturing organizations related to the development and production of clinical material and clinical research organizations to perform services related to the Corporation's clinical trials. Pursuant to these agreements with manufacturing and contract research organizations, the Corporation has the right to terminate the agreements either without penalties or under certain penalty conditions.

(b) Lease contract

During Fiscal 2018, the Corporation entered into a lease agreement, for its research and development and quality control laboratory facility located in Sherbrooke, Québec, resulting in a commitment of $29 over the remaining six months of the lease term.

12. **Adjustments to conform to U.S GAAP**

Certain figures in the periods ended September 30, 2019 and September 30, have been adjusted, in order to conform to US GAAP. Adjustments included certain reclassification in equity to reflect change in classification of certain warrants, the recognition of certain deferred tax on legacy transfers of license from Neptune that were subject to initial recognition exemption under IFRS, certain differences in stock based compensation expenses mainly related to the timing of expense recognition for certain awards that were subject to shareholder approval and reclassification in the statement of cash flows as it relates to treatment of interest expense and income.

13. **Subsequent events:**

(a) Warrants Exercised:

Based on the most recent information from our registrar and transfer agent, Computershare, Investor Services Inc., during the period from October 1, 2019 to November 12, 2019, a total of 137,599 warrants have been exercised for total proceeds of approximately $191(CAD$253).

(b) RKO supply agreement

On October 25, 2019, the Corporation signed a supply agreement with Aker Biomarine Antartic AS ("Aker"), to purchase raw krill oil product (RKO) for a committed volume of commercial starting material for CaPre for a total value of USD $3.1 million (take or pay). The delivery of the product has been established following a calendar year basis and it is expected to be completed in the 4th calendar quarter of 2021.